Exhibit 99.1

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Inc. Reports Third Quarter 2010 Results

•	Record quarterly revenue of $272 million, up 14%

•	Higher rate of organic revenue growth

•	Adjusted EBITDA of $82.2 million, or 30.2% of revenue

•	EPS of $0.53 and adjusted EPS of $0.76

ENGLEWOOD, Colo. (September 22, 2010) – IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, today reported results for the third quarter ended August 31, 2010. Revenue for the third quarter of 2010 totaled $272 million, a 14 percent increase over third quarter 2009 revenue of $239 million. Net income attributable to IHS for the third quarter of 2010 was $34.6 million, or $0.53 per diluted share, compared to third quarter 2009 net income of $34.7 million, or $0.54 per diluted share. Third quarter 2010 reported results included a previously announced restructuring charge of $9.1 million, or $0.09 per diluted share.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) totaled $82.2 million for the third quarter of 2010, up 16 percent from $70.8 million in the third quarter of 2009. Adjusted earnings per diluted share were $0.76 for the third quarter of 2010, an increase of 15 percent over the prior-year period. Adjusted EBITDA and adjusted earnings per share are non-GAAP (Generally Accepted Accounting Principles) financial measures used by management to measure operating performance. Please see the end of this release for more information about these non-GAAP measures.

“We were very pleased to see the results of our efforts translate into improving organic revenue growth and record financial performance,” said Jerre Stead, IHS chairman and chief executive officer. “With the exciting additions of the Access Intelligence products, Atrion and Syntex, we made significant investments in the future success of our company.”

Third Quarter 2010 Details

Revenue for the third quarter of 2010 totaled $272 million, a 14 percent increase over third quarter 2009 revenue of $239 million. The revenue increase was driven by 10 percent organic growth, five percent acquisitive growth, and was held down by foreign currency movements. The subscription-based business grew 6.5 percent organically and represented 77 percent of total revenue. Overall organic growth of 10 percent was also helped by growth from the non-subscription parts of the business as well as the inclusion of a once-every-three-year release of a certain engineering code. The company continued to grow its business overall in all three regions. The Americas (North and South America) segment increased its revenue during the third quarter by $22.7 million, or 15 percent, to $170 million. The EMEA (Europe, Middle East and Africa) segment grew its third quarter revenue by $5.4 million, or seven percent, to $78.0 million. The APAC (Asia Pacific) segment’s revenue was up $4.5 million, or 24 percent, to $23.7 million.

Adjusted EBITDA for the third quarter of 2010 was $82.2 million, up $11.4 million, or 16 percent, over the prior-year period. Operating income decreased $1.2 million, or two percent, to $45.1 million, due to the $9.1 million restructuring charge. The restructuring charge was split among the segments as follows: Americas included $7.7 million, EMEA included $1.3 million and the remainder was in APAC. Inclusive of the restructuring charge, Americas’ operating income decreased $1.7 million, or four percent, to $46.8 million (up 12 percent before the restructuring charge). EMEA’s operating income was up $2.0 million, or 14 percent, to $16.4 million (up 23 percent before the restructuring charge). APAC’s operating income grew $1.7 million, or 27 percent, to $8.0 million.

Year-to-Date 2010

Revenue for the nine months ended August 31, 2010, totaled $779 million, a 10 percent increase over year-to-date 2009 revenue of $710 million. Revenue growth was comprised of five percent organic, four percent acquisitive, and one percent from foreign currency movements. The subscription-based portion of the business grew 5.5 percent organically and represented 78 percent of total revenue. The company continued to grow its business overall in all three regions. The Americas segment increased its revenue year to date by $45.7 million, or 10 percent, to $490 million. The EMEA segment grew its nine-month revenue by $14.7 million, or seven percent, to $224 million. The APAC segment’s revenue was up $8.7 million, or 15 percent, to $65.1 million.

Adjusted EBITDA for year-to-date 2010 was $235 million, up $34 million, or 17 percent, over the prior-year period. Operating income increased $4.9 million, or four percent, to $131 million, primarily due to improving organic growth offset by the restructuring charge. Americas’ operating income increased $7.7 million, or five percent, to $148 million. EMEA’s operating income was up $6.6 million, or 16 percent, to $47.8 million. APAC’s operating income grew $3.0 million, or 17 percent, to $20.7 million.

Net income attributable to IHS for the nine months ended August 31, 2010 increased $6.1 million, or seven percent, to $99.9 million, or $1.55 per diluted share.

Cash Flows

IHS generated $221 million of cash flow from operations during the nine months ended August 31, 2010, representing a 28 percent increase over last year’s $173 million.

Balance Sheet

IHS ended third quarter 2010 with $257 million of cash and cash equivalents and $144 million of debt.

“With the acquisitions announced today, we have deployed well over $1 billion of capital since our initial public offering almost five years ago,” stated Michael J. Sullivan, IHS executive vice president and chief financial officer. “Looking back, we have significantly expanded our offer set and created meaningful shareowner value through our deployment of capital, while maintaining over 75 percent of our revenue as subscription based.”

Third Quarter 2010 Restructuring

As previously announced, IHS recorded a $9.1 million restructuring charge in the third quarter of 2010 related to identified efficiencies from the streamlining of operations and merging of functions. Approximately three percent of the company’s current worldwide workforce was affected. IHS expects to realize an $8-10 million improvement annually to pre-tax income and adjusted EBITDA beginning in its fourth fiscal quarter of 2010, net of additional investments in profitable growth opportunities.

Outlook (forward-looking statement)

For the year ending November 30, 2010, IHS is increasing both its revenue and its Adjusted EBITDA guidance and expects:

•	All-in revenue in a range of $1.06 billion to $1.07 billion; and

•	All-in adjusted EBITDA in a range of $320 million to $324 million.

For the year ending November 30, 2010, IHS also expects:

•	Depreciation and amortization expense to be in the range of $59-60 million;

•	Net interest expense to be approximately $1.5 million;

•	Stock-based compensation expense to be in the range of $66-67 million; and

•	Net pension expense to be in the range of $3-4 million.

At the midpoint of its adjusted EBITDA guidance for 2010, IHS estimates $2.93 of adjusted earnings per share, based on a weighted average diluted share count of approximately 65 million. The aforementioned adjusted earnings per share figure assumes a tax rate of about 28 percent. The company’s GAAP tax rate is expected to be about 24 percent.

For the year ending November 30, 2011, IHS expects:

•

Approximately 4 percent of revenue growth stemming from the combination of the full-year effect of the 2010 acquisitions completed to date and the projection that currency rates do not change from current levels. At the current midpoint of our 2010 guidance, this would imply about $1.11 billion of revenue for fiscal 2011, before the addition of organic growth. IHS will provide guidance of 2011 organic growth in November 2010.

•	All-in adjusted EBITDA margin to be 31 percent or greater.

The above outlook incorporates the savings related to the restructuring and assumes constant currencies and no further acquisitions or unanticipated events.

See discussion of adjusted EBITDA and non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss third quarter and year-to-date 2010 results on September 22, 2010, at 3:00 p.m. MDT (5:00 p.m. EDT). The conference call will be simultaneously webcast on the company’s website: www.ihs.com.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as adjusted EBITDA and adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus income taxes, depreciation and amortization. Adjusted EBITDA excludes non-cash items, gains and losses on sales of assets, restructuring charges and other items that management does not utilize in assessing our operating performance (as further described in the attached financial schedules). Adjusted earnings per diluted share exclude similar non-cash items as adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA and adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are also used by research analysts, investment bankers and lenders to assess our operating performance. For example, a measure similar to EBITDA is required by the lenders under our credit facility.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization) or (ii) items that management does not consider to be useful in assessing our operating performance (e.g., income taxes, restructurings and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

About IHS Inc. (www.ihs.com)

IHS (NYSE: IHS) is a leading source of information and insight in pivotal areas that shape today’s business landscape: energy, economics, geopolitical risk, sustainability and supply chain management. Businesses and governments around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 4,400 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2010 IHS Inc. All rights reserved.

###

IHS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	August 31,	November 30,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$257,151	$124,201
Accounts receivable, net	189,455	203,500
Deferred subscription costs	37,381	40,279
Deferred income taxes	29,540	30,970
Other	19,751	14,284

Total current assets	533,278	413,234
Non-current assets:
Property and equipment, net	84,293	74,798
Intangible assets, net	297,446	309,795
Goodwill, net	926,968	875,742
Other	4,101	2,019

Total non-current assets	1,312,808	1,262,354

Total assets	$1,846,086	$1,675,588

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$143,888	$92,577
Accounts payable	29,147	26,470
Accrued compensation	31,604	44,196
Accrued royalties	14,487	25,666
Other accrued expenses	45,642	39,385
Income tax payable	1,896	1,720
Deferred subscription revenue	351,740	319,163

Total current liabilities	618,404	549,177
Long-term debt	95	141
Accrued pension liability	22,224	19,194
Accrued post-retirement benefits	7,845	9,914
Deferred income taxes	71,125	68,334
Other liabilities	17,034	15,150
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 160,000,000 and 80,000,000 shares authorized, 66,184,152 and 64,801,035 shares issued and 64,196,232 and 63,283,947 shares outstanding at August 31, 2010 and November 30, 2009, respectively	661	648
Additional paid-in capital	523,450	472,791
Treasury stock, at cost; 1,987,920 and 1,517,088 shares at August 31, 2010 and November 30, 2009, respectively	(100,597)	(75,112)
Retained earnings	819,042	719,182
Accumulated other comprehensive loss	(133,197)	(103,831)

Total stockholders’ equity	1,109,359	1,013,678

Total liabilities and stockholders’ equity	$1,846,086	$1,675,588

IHS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue:
Products	$240,027	$213,505	$678,149	$618,533
Services	32,032	25,980	101,125	91,639

Total revenue	272,059	239,485	779,274	710,172
Operating expenses:
Cost of revenue:
Products	98,446	87,037	279,099	251,476
Services	17,345	14,670	54,836	50,808

Total cost of revenue (includes stock-based compensation expense of $446; $450; $3,203 and $1,910 for the three and nine months ended August 31, 2010 and 2009, respectively)	115,791	101,707	333,935	302,284
Selling, general and administrative (includes stock-based compensation expense of $12,336; $12,371; $46,521 and $42,352 for the three and nine months ended August 31, 2010 and 2009, respectively)	86,203	79,369	259,914	248,423
Depreciation and amortization	14,406	12,771	42,505	36,031
Restructuring charges (credits)	9,104	—	9,022	(416)
Net periodic pension and post-retirement expense (income)	1,191	(679)	3,579	(2,057)
Other expense (income), net	262	60	(852)	(409)

Total operating expenses	226,957	193,228	648,103	583,856

Operating income	45,102	46,257	131,171	126,316
Interest income	188	219	386	782
Interest expense	(413)	(416)	(1,073)	(1,677)

Non-operating loss, net	(225)	(197)	(687)	(895)

Income from continuing operations before income taxes minoriuty	44,877	46,060	130,484	125,421
Provision for income taxes	(10,314)	(11,322)	(30,494)	(29,250)

Net income from continuing operations	34,563	34,738	99,990	96,171
Loss from discontinued operations, net	(4)	(32)	(130)	(263)

Net income	34,559	34,706	99,860	95,908
Less: net income attributable to noncontrolling interests	—	—	—	(2,144)

Net income attributable to IHS Inc.	$34,559	$34,706	$99,860	$93,764

Income from continuing operations attributable to IHS Inc. per share:
Basic	$0.54	$0.55	$1.57	$1.49

Diluted	$0.53	$0.54	$1.55	$1.47

Loss from discontinued operations per share:
Basic	$—	$—	$—	$—

Diluted	$—	$—	$—	$—

Net income attributable to IHS Inc. per share:
Basic	$0.54	$0.55	$1.56	$1.49

Diluted	$0.53	$0.54	$1.55	$1.47

Weighted average shares:
Basic	64,122	63,160	63,881	62,998

Diluted	64,720	64,024	64,574	63,837

IHS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended August 31,
	2010	2009
	(Unaudited)
Operating activities:
Net income.	$99,860	$95,908
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	42,505	36,031
Stock-based compensation expense	49,724	44,262
Excess tax benefit from stock-based compensation	(5,024)	(9,796)
Non-cash net periodic pension and post-retirement expense (income)	2,555	(3,004)
Deferred income taxes	347	11,380
Change in assets and liabilities:
Accounts receivable, net	14,591	50,793
Other current assets	(1,098)	1,541
Accounts payable	2,221	(18,196)
Accrued expenses	(17,363)	(36,036)
Income tax payable	2,825	(1,308)
Deferred subscription revenue	30,770	2,038
Other liabilities	(598)	(914)

Net cash provided by operating activities	221,315	172,699
Investing activities:
Capital expenditures on property and equipment	(23,187)	(17,872)
Acquisitions of businesses, net of cash acquired	(83,567)	(62,985)
Change in other assets	(889)	818
Settlements of forward contracts	(71)	952

Net cash used in investing activities	(107,714)	(79,087)
Financing activities:
Proceeds from borrowings	95,000	94,000
Repayment of borrowings	(43,270)	(113,266)
Excess tax benefit from stock-based compensation	5,024	9,796
Proceeds from the exercise of employee stock options	618	2,044
Repurchases of common stock	(25,485)	(9,522)

Net cash provided by (used in) financing activities	31,887	(16,948)

Foreign exchange impact on cash balance	(12,538)	10,767

Net increase in cash and cash equivalents	132,950	87,431
Cash and cash equivalents at the beginning of the period	124,201	31,040

Cash and cash equivalents at the end of the period	$257,151	$118,471

IHS INC.

SUPPLEMENTAL REVENUE DISCLOSURE

(In thousands)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue by transaction type:
Subscription	$209,245	$191,100	$610,453	$553,872
Consulting	16,330	12,702	43,300	41,313
Transaction	21,134	15,567	44,759	44,276
Other	25,350	20,116	80,762	70,711

Total revenue	$272,059	$239,485	$779,274	$710,172

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue by information domain:
Energy	$117,391	$109,188	$350,440	$335,598
Product Lifecycle	90,750	76,510	248,659	220,116
Security	28,891	27,526	81,243	75,681
Environment	13,315	6,319	37,913	20,768
Macroeconomic Forecasting and Intersection	21,712	19,942	61,019	58,009

Total revenue	$272,059	$239,485	$779,274	$710,172

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(Unaudited)
Net income attributable to IHS Inc.	$34,559	$34,706	$99,860	$93,764
Interest income	(188)	(219)	(386)	(782)
Interest expense	413	416	1,073	1,677
Provision for income taxes	10,314	11,322	30,494	29,250
Depreciation and amortization	14,406	12,771	42,505	36,031

EBITDA	59,504	58,996	173,546	159,940
Stock-based compensation expense	12,782	12,821	49,724	44,262
Restructuring charges (credits)	9,104	—	9,022	(416)
Non-cash net periodic pension and post-retirement expense (income)	851	(1,002)	2,555	(3,004)
Loss from discontinued operations, net	4	32	130	263

Adjusted EBITDA	$82,245	$70,847	$234,977	$201,045

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

				Three Months Ended August 31,
				2010	2009
				(Unaudited)
Americas				$170,359	$147,682
EMEA				77,985	72,606
APAC				23,715	19,197
Shared Services				—	—

Revenue				$272,059	$239,485

Americas				$46,812	$48,539
EMEA				16,360	14,393
APAC				7,974	6,261
Shared Services				(26,044)	(22,936)

Operating income				$45,102	$46,257

	Three Months Ended August 31, 2010
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$46,812	$16,360	$7,974	$(26,044)	$45,102
Adjustments:
Stock-based compensation expense	—	—	—	12,782	12,782
Depreciation and amortization	10,042	3,796	24	544	14,406
Restructuring charges	7,716	1,338	50	—	9,104
Non-cash net periodic pension and post-retirement expense	—	—	—	851	851

Adjusted EBITDA	$64,570	$21,494	$8,048	$(11,867)	$82,245

	Three Months Ended August 31, 2009
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$48,539	$14,393	$6,261	$(22,936)	$46,257
Adjustments:
Stock-based compensation expense	—	—	—	12,821	12,821
Depreciation and amortization	7,755	4,461	27	528	12,771
Non-cash net periodic pension and post-retirement income	—	—	—	(1,002)	(1,002)

Adjusted EBITDA	$56,294	$18,854	$6,288	$(10,589)	$70,847

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

				Nine Months Ended August 31,
				2010	2009
				(Unaudited)
Americas				$490,381	$444,668
EMEA				223,783	209,056
APAC				65,110	56,448
Shared Services				—	—

Revenue				$779,274	$710,172

Americas				$147,910	$140,223
EMEA				47,754	41,204
APAC				20,749	17,771
Shared Services				(85,242)	(72,882)

Operating income				$131,171	$126,316

	Nine Months Ended August 31, 2010
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$147,910	$47,754	$20,749	$(85,242)	$131,171
Adjustments:
Stock-based compensation expense	—	—	—	49,724	49,724
Depreciation and amortization	29,213	11,614	74	1,604	42,505
Restructuring charges	7,634	1,338	50	—	9,022
Non-cash net periodic pension and post-retirement expense	—	—	—	2,555	2,555

Adjusted EBITDA	$184,757	$60,706	$20,873	$(31,359)	$234,977

	Nine Months Ended August 31, 2009
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)
Operating income	$140,223	$41,204	$17,771	$(72,882)	$126,316
Adjustments:
Stock-based compensation expense	—	—	—	44,262	44,262
Depreciation and amortization	23,161	10,956	78	1,836	36,031
Restructuring credits	(57)	(111)	—	(248)	(416)
Non-cash net periodic pension and post-retirement income	—	—	—	(3,004)	(3,004)
Net income attributable to noncontrolling interest	—	(2,144)	—	—	(2,144)

Adjusted EBITDA	$163,327	$49,905	$17,849	$(30,036)	$201,045

IHS INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per-share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(Unaudited)
Net cash provided by operating activities	$42,159	$56,420	$221,315	$172,699
Capital expenditures on property and equipment	(6,848)	(8,744)	(23,187)	(17,872)

Free cash flow	$35,311	$47,676	$198,128	$154,827

	Three Months Ended August 31,
	2010		2009
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)
Stock-based compensation expense	$12,782	$8,338	$12,821	$8,079
Restructuring charges (credit)	$9,104	$5,645	$—	$(4)
Non-cash net periodic pension and post-retirement expense (income)	$851	$529	$(1,002)	$(620)
Loss from discontinued operations, net	$6	$4	$41	$32

	Nine Months Ended August 31,
	2010		2009
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)
Stock-based compensation expense	$49,724	$31,611	$44,262	$27,887
Restructuring charges (credits)	$9,022	$5,594	$(416)	$(276)
Non-cash net periodic pension and post-retirement expense (income)	$2,555	$1,585	$(3,004)	$(1,861)
Loss from discontinued operations, net	$165	$130	$295	$263

	Three Months Ended August 31,		Nine Months Ended August 31,
	2010	2009	2010	2009
	(Unaudited)
Earnings per diluted share	$0.53	$0.54	$1.55	$1.47
Stock-based compensation expense	0.13	0.13	0.49	0.44
Restructuring charges (credits)	0.09	—	0.09	(0.00)
Non-cash net periodic pension and post-retirement expense (income)	0.01	(0.01)	0.02	(0.03)
Loss from discontinued operations, net	—	(0.00)	—	(0.00)

Adjusted earnings per diluted share	$0.76	$0.66	$2.15	$1.88

Note: amounts may not sum due to rounding.